Exhibit 3.1

CERTIFICATE OF DESIGNATIONS
OF
SERIES C PARTICIPATING NON-VOTING PERPETUAL PREFERRED STOCK
OF
ENSTAR GROUP LIMITED
Pursuant to Bye-Law 4.4 of the
Fourth Amended and Restated Bye-Laws
of Enstar Group Limited
The undersigned, Paul J. O’Shea, Executive Vice President and Joint Chief Operating Officer of Enstar Group Limited, a Bermuda exempted company (the “Company”), hereby certifies that, pursuant to the authority contained in Bye-Law 4.4 of its Fourth Amended and Restated Bye-Laws, a duly constituted committee of the Board of Directors, at a meeting held on June 13, 2016, approved the issuance of preference shares of par value US$1.00 each with the rights contained in this Certificate of Designations.
RIGHTS AND PREFERENCES
Section 1. Designation.
(a)        There is hereby created out of the authorized and unissued 45,000,000 preference shares of par value US$1.00 per share a series of preferred shares designated as the “Series C Participating Non-Voting Perpetual Preferred Stock” (the “Series C Preferred Stock”). The number of shares constituting such series shall be 388,571. The par value of the Series C Preferred Stock shall be US$1.00 per share.
(b)        Notwithstanding anything to the contrary herein, the Series C Preferred Stock shall have no right to participate, directly or indirectly, in any economic rights attributable to StarStone Insurance Bermuda Limited (“SIBL”), Cavello Bay Reinsurance Limited (“Cavello Bay Re”) and Aligned Re Holdings Ltd. (“Aligned Re”, and together with SIBL and Cavello Bay Re, the “Excluded Subsidiaries” and each an “Excluded Subsidiary”).
Section 2.     Ranking. The Series C Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) on a parity with the Company’s ordinary shares, par value US$1.00 per share (the “Common Shares”), the Company’s non-voting convertible ordinary shares, par value US$1.00 per share (the “Non-Voting Common Shares”), and with each other class or series of equity securities of the Company the terms of which expressly provide that such class or series will rank on parity with the Series C Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to as “Parity Securities”), except, (x) with respect to dividend and distribution rights, as provided in Section 4 hereof and (y) with respect to rights on liquidation, winding up and dissolution, as provided in Section 5 hereof, and (ii) senior to each class or series of share capital of the Company outstanding or established after the Effective Date by the Company the terms of which do not expressly provide that it ranks on a parity with or senior to the Series C Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to as “Junior Securities”). The Company has the power to authorize and/or issue additional shares or classes or series of Junior Securities or Parity Securities without the consent of the Holders.
Section 3.     Definitions. The following initially capitalized terms shall have the following meanings, whether used in the singular or the plural:
(a)        “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct or cause the direction of the management and/or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
(b)        “Aligned Re” has the meaning set forth in Section 1(b).
(c)        “Applicable Participation Rate” means the Participation Rate in effect at any given time.
(d)        “Board of Directors” means the Board of Directors of the Company.
(e)        “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Hamilton, Bermuda are authorized or required by law or executive order to close.
(f)         “Cavello Bay Re” has the meaning set forth in Section 1(b).
(g)        “Certificate of Designations” means this Certificate of Designations of Enstar Group Limited, dated April 28, 2016.
(h)        Reserved.
(i)        “Common Shares” has the meaning set forth in Section 2.
(j)        “Company” means Enstar Group Limited, a Bermuda exempted company.
(k)        Reserved.
(l)        “Dividend Period” means the period in respect of which any dividend on any Common Share is declared by the Board of Directors or paid or any other distribution is made on or with respect to any Common Share.
(m)        “Effective Date” means the date on which shares of the Series C Preferred Stock are first issued.
(n)        “Excluded Subsidiary” has the meaning set forth in Section 1(b).
(o)        “Holder” means the Person in whose name the shares of the Series C Preferred Stock are registered, which may be treated by the Company as the absolute owner of the shares of Series C Preferred Stock for all purposes.
(p)        “Initial Holder” means the initial holder of the Series C Preferred Stock, which shall be Enstar USA, Inc., which will acquire such shares indirectly through Devonshire Holdings Limited and Devonpoint Holdings Limited.
(q)        “Junior Securities” has the meaning set forth in Section 2.
(r)        “Liquidation” has the meaning set forth in Section 5(b).
(s)        “Non-Voting Common Shares” has the meaning set forth in Section 2.
(t)        “Parity Securities” has the meaning set forth in Section 2.
(u)        “Participation Rate” means for each share of Series C Preferred Stock, ten (10) Common Shares, provided that the foregoing shall be subject to adjustment or limitation as set forth herein.
(v)        “Person” means a legal person, including any individual, company, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(w)        “PIK Dividend” has the meaning in Section 4(c).
(x)        “Record Date” has the meaning set forth in Section 4(b).
(y)        “Series C Preferred Stock” has the meaning set forth in Section 1(a).
(z)        “SIBL” has the meaning set forth in Section 1(b).

Section 4.     Dividends.
(a)        From and after the Effective Date, the Holders shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, as permitted by Section 54 of the Companies Act 1981 of Bermuda, out of funds legally available for payment, dividends of the type and in the amounts determined as set forth in this Section 4, and no more.
(b)        In the event any dividend on any Common Share is declared by the Board of Directors or paid or any other distribution is made on or with respect to any Common Share, the Holder of each outstanding share of Series C Preferred Stock as of the record date established by the Board of Directors for such dividend or distribution (each, a “Record Date”) shall, subject to Subsections 4(g) - (j) hereof, be entitled to receive dividends in an amount equal to the product of (x) the per share dividend or other distribution declared or paid in respect of such Common Share and (y) the Applicable Participation Rate as of the Record Date on such Common Share, such dividends to be payable on the same payment date established by the Board of Directors for the payment of such dividend or distribution on such Common Share. The Record Date for any such dividend shall be the Record Date for the applicable dividend or distribution on the Common Share, and any such dividends shall be payable to the Person in whose name the share of Series C Preferred Stock is registered at the close of business on the applicable Record Date.
(c)        No dividend shall be declared or paid on any Common Shares, unless a dividend, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Series C Preferred Stock in an amount determined as set forth above; provided that any dividend payable in the form of Common Shares shall instead be paid in the form of additional shares of Series C Preferred Stock based on the Applicable Participation Rate (a “PIK Dividend”). For purposes of this Certificate of Designations, the term “dividends” shall include any pro rata distribution by the Company of cash, property, securities (including, but not limited to, rights, warrants or options) or other property or assets to the holder of any Common Shares, whether or not paid out of capital, surplus or earnings, other than a distribution upon Liquidation of the Company in accordance with Section 5 hereof.
(d)        The Company shall at all times reserve and keep available out of its authorized and unissued Series C Preferred Stock, the full number of shares of Series C Preferred Stock required for purposes of paying all PIK Dividends that may become payable.
(e)        So long as any shares of Series C Preferred Stock remain outstanding, if all dividends payable pursuant to Section 4 on all outstanding shares of the Series C Preferred Stock for any Dividend Period have not been declared and paid, or declared and funds set aside therefor, the Company shall not (x) declare or pay dividends with respect to, or, directly or indirectly, redeem, purchase or acquire any of its Junior Securities or (y) directly or indirectly, redeem, purchase or acquire any of its Parity Securities, other than, in each case, (i) redemptions, purchases or other acquisitions of Junior Securities or Parity Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment plan, (ii) any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant thereto, (iii) conversions or exchanges of Junior Securities or

Parity Securities for Junior Securities or Parity Securities and (iv) any purchase of fractional interests in shares of the Company’s share capital pursuant to the conversion or exchange provisions of such share capital or the securities being converted or exchanged.
(f)        Reserved.
(g)        Notwithstanding the foregoing, the Holders shall not be entitled to receive any dividends or distributions that are attributable to distributions from, or proceeds from disposition, in whole or in part, of, an Excluded Subsidiary, and the amount of any distributions that would otherwise be made to the Holders under this Section 4 shall be reduced by any portion of such amount that is attributable to distributions from, or proceeds from disposition, in whole or in part, of, an Excluded Subsidiary. For purposes of this Section 4 and Section 5, a dividend or distribution is attributable to distributions from, or proceeds from disposition of, an Excluded Subsidiary if it is (x) directly traceable to distributions or proceeds from an Excluded Subsidiary or (y) traceable to an asset acquired with distributions or proceeds from an Excluded Subsidiary.
(h)        In the event of any disposition, in whole or in part, of an intermediate holding company that owns, directly or indirectly, an interest in an Excluded Subsidiary, a portion of the proceeds of such a disposition, determined based on the ratio of the fair market value of the equity in the relevant Excluded Subsidiary to the fair market value of the equity of the intermediate holding company, shall be treated for purposes of this Section 4 and Section 5 as proceeds from the disposition of an Excluded Subsidiary.
(i)        In the event any borrowing by the Company or an intermediate holding company (x) encumbers the equity or assets of an Excluded Subsidiary and (y) leads to a disposition of such equity or assets in satisfaction of such indebtedness, the original proceeds of such borrowing shall be re-characterized as proceeds of a disposition, in whole or in part, of the relevant Excluded Subsidiary, and assets traceable to the proceeds of such borrowing shall be treated as assets acquired with proceeds from disposition of an Excluded Subsidiary.
(j)        All determinations required pursuant to Subsections 4(g) - (i) shall be made by the Board of Directors in good faith and shall be binding on all Holders absent a showing of bad faith.
Section 5.
     Liquidation.
(a)        In the event of a Liquidation, the Holders of the Series C Preferred Stock then outstanding shall be entitled (i) to a preference of US$0.001 per share over any Common Shares or Non-Voting Common Shares with respect to the surplus assets of the Company and (ii) thereafter to the surplus assets of the Company on a pari passu basis with any Parity Securities multiplied by the Applicable Participation Rate on the date of such Liquidation; provided, that in the event of a Liquidation, the Holders of the Series C Preferred Stock shall not be entitled to any surplus assets of the Company attributable to an Excluded Subsidiary, and the amount of any distributions of surplus assets that would otherwise be made to the Holders under this Section 5 shall be reduced by any portion of such amount that is attributable to an Excluded Subsidiary, as determined by the Board of Directors in good faith. Such determination shall be binding on all Holders absent a showing of bad faith.
(b)        “Liquidation” means a winding up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital; provided, that the Company’s consolidation, amalgamation or merger with or into any other entity, the consolidation, amalgamation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business will not constitute a Liquidation.
Section 6.     Maturity. The Series C Preferred Stock shall be perpetual.
Section 7.     Reserved.

Section 8.     Reserved.
Section 9.     Reserved.
Section 10.     Self-Tender Offers; Rights Plan.
(a)        If the Company or any of its subsidiaries makes a tender or exchange offer to any holder of Common Shares or Non-Voting Common Shares, the Company or such subsidiary shall not be required to simultaneously make an offer on the same terms to each Holder of the shares of Series C Preferred Stock.
(b)        If at any time the Company has a shareholder rights plan in effect with respect to the Common Shares or Non-Voting Common Shares, the shares of Series C Preferred Stock shall be deemed to be Common Shares or Non-Voting Common Shares, as applicable, for purposes of such plan and shall participate therein on the basis of the Applicable Participation Rate, adjusted as necessary to exclude any participation by any Holder in the Excluded Subsidiaries, as determined by the Board in good faith.
Section 11.     Anti-Dilution Adjustments.
(a)        If the Company subdivides, splits or combines the Common Shares or Non-Voting Common Shares, then the Participation Rate in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:
OS1
OS0
Where,

OS1 =	the sum of Common Shares and Non-Voting Common Shares outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

OS0 =	the sum of Common Shares and Non-Voting Common Shares outstanding immediately prior to the effective date of such share subdivision, split or combination.
For the purposes of this clause, the number of Common Shares and Non-Voting Common Shares at the time outstanding shall not include shares acquired by the Company. If any subdivision, split or combination described in this clause is announced but the outstanding Common Shares or Non-Voting Common Shares are not subdivided, split or combined, the Participation Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding Common Shares or Non-Voting Common Shares, as applicable, to such Participation Rate that would be in effect if such subdivision, split or combination had not been announced.
(b)        Whenever the Participation Rate is to be adjusted in accordance with Section 11(a), the Company shall: (i) compute the Participation Rate in accordance with Section 11(a); (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Participation Rate pursuant to Section 11(a) (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Participation Rate in accordance with Section 11(a) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Participation Rate was determined and setting forth the revised Participation Rate.
Section 12.     Reserved.

Section 13.     Voting Rights.
(a)        General. The Holders of Series C Preferred Stock shall not have any voting rights except the limited voting rights as set forth below or as otherwise from time to time required by law.
(b)        Class Voting Rights as to Particular Matters. So long as any shares of Series C Preferred Stock are outstanding, the vote or consent of the Holders of at least a majority of the Series C Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
(i)        Amendment of Designated Preferred Stock. An amendment, alteration or repeal of any provision of the Certificate of Designations for the Series C Preferred Stock or the Company’s memorandum of association or bye-laws (including, unless no vote on such merger or consolidation is required by Section 13(b)(ii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to significantly and adversely affect the rights, preferences, privileges or limited voting rights of the Series C Preferred Stock;
(ii)        Share Exchanges, Reclassifications, Mergers and Consolidations. Consummation of a binding share exchange or reclassification involving the Series C Preferred Stock, or of a merger or consolidation of the Company with another corporation or other entity (except for any such merger, consolidation or amalgamation in which the consideration paid to shareholders is entirely in cash), unless in each case (x) the shares of Series C Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and limited voting rights, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and limited voting rights, and limitations and restrictions thereof, of the Series C Preferred Stock immediately prior to such consummation, taken as a whole; or
(iii)        Dissolution. The voluntary liquidation, dissolution, or winding up of the Company.
Section 14.     Reserved.
Section 15.     Reserved.
Section 16.     Replacement Certificates.
(a)        The Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Company. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Company.
Section 17.     Miscellaneous.
(a)        Any notice, demand or delivery authorized hereunder shall be in writing and shall be given to the Holder or the Company, as the case may be, at its address (or facsimile number) set forth below, or such other address (or facsimile number) as shall have been furnished to the party giving or making such notice, demand or delivery:
If to the Company:
Enstar Group Limited
P.O. Box HM 2267

Windsor Place, 3rd Floor, 22 Queen Street
Facsimile No.: (441) 296-7319
Attention: Mark Smith
If to any Holder:
(i)        to such Holder at the address of such Holder as listed in the stock record books of the Company; or
(ii)        to such other address as any such Holder shall have designated by notice similarly given.
Each such notice, demand or delivery shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day. Otherwise, any such notice, demand or delivery shall be deemed not to have been received until the next succeeding Business Day.
(b)        The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series C Preferred Stock, Common Shares or other securities issued on account of Series C Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series C Preferred Stock, Common Shares or other securities in a name other than that in which the shares of Series C Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.
(c)        No share of Series C Preferred Stock shall have any rights of preemption whatsoever under this Certificate of Designations as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted.
(d)        The shares of Series C Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein.
(e)        In conducting the affairs of the Company, the Board of Directors of the Company shall take into account the interests of the Holders of the Series C Preferred Stock and shall owe the Holders of Series C Preferred Stock the same fiduciary duties owed to the holders of the Common Shares.

In Witness Whereof, Enstar Group Limited has caused this Certificate of Designations to be signed by Paul J. O’Shea, its Executive Vice President and Joint Chief Operating Officer this 13th day of June, 2016.

ENSTAR GROUP LIMITED

By:     /s/ Paul J. O'Shea
Name:    Paul J. O’Shea
Title:    Executive Vice President and
    Joint Chief Operating Officer

[signature page to Certificate of Designations of Series C
Participating Non-Voting Perpetual Preferred Stock]